FULUCAI ANNOUNCES SIGNED MEMORANDUM OF UNDERSTANDING TO ACQUIRE
RIGHTS TO CERTAIN OIL AND GAS INTERESTS

Calgary, Alberta (Marketwire–August 13, 2013) Fulucai Productions Ltd. (OTCQB:FCPS) (“Fulucai” or the "Company") announces that it has entered into a Memorandum of Understanding (the “MOU”) with Blue Sky NM, Inc. (“BSN”) whereby the Company has the right to acquire certain oil and gas interests in New Mexico, including leases and equipment (the “Properties”). The assets consist of 304 wells found in leases covering approximately 26,160 acres. The Company and BSN intend to enter into a formal Securities Purchase Agreement for the acquisition which shall follow normal industry standards and all requisite regulatory requirements and approval in both the U.S. and Canada. Under the terms of the agreement, the Company will acquire 100% of the shares of BSN from the BSN shareholders in exchange for the issuance of 65,000,000 shares of the Company’s common stock. The Company is required to cancel the current 65,000,000 share control block held by a prior officer and director of the Company such that upon completion of the acquisition the Company will have a total of 90,000,000 shares issued and outstanding. As at closing BSN shall hold a total of 65% of the Properties.

The Company shall conduct due diligence on BSN and obtain a reserve report (in the form required by the requisite regulatory authorities) from a recognized independent engineering company to ensure that the remaining proved reserves are valued at not less than US$40 Million at PV10%. Such valuation shall be calculated on the remaining reserves. If the remaining proved reserves (PV 10%) are less than $40 Million, the Company shall have the right to renegotiate the terms or cancel the transaction, with no further liability to the Company. The Company hopes to finalize the Share Exchange Agreement by September 15, 2013 and close the acquisition by September 30, 2013 with an effective date of September 1, 2013 for adjustments. At closing the liabilities of the Company shall not exceed $50,000. BSN shall provide audited financial statements to the Company prior to closing. At closing, the directors of the Company shall be increased to five of which two shall be the nominees of the BSN stockholders and the BSN officers and directors shall appoint such officers and directors to BSN as the Company shall direct and all BSN officers and directors shall resign forthwith. The MOU further calls for the Company to establish a stock option plan for the officers and directors and consultants to the Company for no less than 10% of the issued and outstanding shares of the Company.

ON BEHALF OF THE BOARD
/s/Mo Fazil
Mo Fazil
Chief Executive Officer

For information contact:
Mr. Mo Fazil
T: 403-613-7310

Disclaimers
Except for statements of historical fact, this news release contains certain “forward-looking information” within the meaning of applicable securities laws. Forward-looking information is frequently characterized by words such as “plan”, “expect”, “project”, “intend”, “believe”, “anticipate”, “estimate” and other similar words, or statements that certain events or conditions “may” occur. Forward-looking information in this news release includes, but is not limited to, statements regarding expectations of management regarding the expiry of hold periods attached to the securities issued in settlement of debts as described in this news release. Although the Company believes that the expectations reflected in the forward-looking information are reasonable, there can be no assurance that such expectations will prove to be correct. Such forward-looking statements are subject to risks and uncertainties that may cause actual results, performance or developments to differ materially from those contained in the statements including, without limitation, the risk that the hold period on the shares may not expire as expected. Other than as required by law, the Company does not intend to update the forward-looking information contained in this news release.